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                         [ERNST & YOUNG LLP LETTERHEAD]


               INDEPENDENT ACCOUNTANTS REPORT; ERNST & YOUNG LLP


The Board of Directors
Autologic Information International, Inc.


We have reviewed the accompanying unaudited condensed consolidated balance sheet of Autologic Information International, Inc. and subsidiaries as of May 2, 1997, and the related condensed consolidated statements of operations for the three-month and six-month periods ended May 2, 1997 and May 3, 1996, and the condensed consolidated statements of cash flows for the six-month periods ended May 2, 1997 and May 3, 1996. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of November 1, 1996, and the related consolidated statements of operations and cash flows for the year then ended, not presented herein; and in our report dated December 19, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of November 1, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                        ERNST & YOUNG LLP


May 29, 1997






       Ernst & Young LLP is a member of Ernst & Young International, Ltd.